                                                                    EXHIBIT 99.1

E-CENTIVES COMPLETES ACQUISITION OF INKTOMI'S COMMERCE DIVISION

-- COMPANY EMERGES AS THE SINGLE SOURCE PROVIDER OF DIRECT MARKETING AND DISTRIBUTED COMMERCE INFRASTRUCTURE --

BETHESDA, MD; APRIL 2, 2001 - e-centives, Inc. (SWX: ECEN), a leading developer of direct marketing infrastructure software and services, today announced that it has completed its acquisition of Inktomi's Commerce Division. e-centives issued 2,551,700 shares of its common stock to Inktomi in the transaction, or approximately 14.4 %, of e-centives' outstanding common stock, in exchange for the assets of the Commerce Division. Out of these shares, 382,755 shares will be held in escrow and will be released to Inktomi upon the achievement of certain performance criteria by the Commerce Division. Inktomi also received a warrant to purchase up to 1,860,577 shares of e-centives, Inc., which will be exercisable upon the achievement of certain additional financial targets for the Commerce Division.

e-centives' new commerce product offerings are designed as a scalable platform to provide a comprehensive decision making experience for online consumers. Through the flagship Commerce Engine, consumers can access more than 6 million products across 20 categories, enabling them to quickly and easily locate products of interest, compare features and pricing, and purchase products through participating merchants. The Commerce Engine integrates many aspects of the online commerce process, from expert advice to bargain hunting and comparison-shopping.

Through this acquisition, e-centives further strengthens its position as a leading provider of specialized Internet infrastructure solutions, including direct marketing and distributed commerce. The combined solutions create a compelling collection of technologies, content, and services that provide Internet users with valuable, personalized tools to make better purchases decisions online and offline. With this transaction, e-centives adds several new clients - including AT&T, NTT, Excite UK, and The Washington Post - as well as a complementary portfolio of products and services to offer existing clients. e-centives also gains an immediate foothold in Europe with newly hired European Commerce Division employees. e-centives will operate the Commerce Division through newly opened offices in Silicon Valley and in London, England, which will be used as the platform for international expansion.

"The acquisition of Inktomi's Commerce Division is one of the key elements in the continued extension of our capabilities," said Kamran Amjadi, chairman and chief executive officer of e-centives, Inc. "We can now deliver a more comprehensive collection of products and services to our clients worldwide to provide valuable content and solutions for their customers. This acquisition also brings additional top-tier talent to e-centives, which will accelerate the pace of our technology development and global distribution plans."


                                   -- more --